EXHIBIT 10.3

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of July 16, 2010 (“Effective Date”), is by and between GlobalOptions, Inc., a Delaware corporation (“Seller”) and Witt Group Holdings, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller, Parent and Buyer have entered into an Asset Purchase Agreement dated May 13, 2010 (“Asset Purchase Agreement”) pursuant to which Seller assigned, transferred and sold to Buyer all of its right, title and interest in and to the Property (as such term is defined in the Asset Purchase Agreement); and

WHEREAS, Seller is willing to grant to Buyer an exclusive license to use the Licensed Technology (as defined below) within the Buyer Field (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the sufficiency of which is acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

1.           Definitions.

“Agreement” has the meaning set forth in the Recitals.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in the Asset Purchase Agreement.

“Buyer” has the meaning set forth in the Recitals.

“Buyer Field” means the field of emergency preparedness and disaster relief recovery.
“Buyer Improvement” has the meaning set forth in Section 3(a).

“Confidential Information” means, as to any party (“Disclosing Party”) all information and data provided by or on behalf of such party to the other party (“Receiving Party”) in written or other tangible medium and marked as confidential, or if disclosed orally, confirmed in writing within thirty (30) days after disclosure, except any portion thereof which: (a) is in the public domain as of the date of this Agreement; (b) enters the public domain after the date of this Agreement through no fault of the Receiving Party; (c) is communicated to the Receiving Party after the date of this Agreement by a third party free of any obligation of confidentiality; or (d) is independently developed by the Receiving Party without use of, access to, or reference to the Confidential Information of the Disclosing Party.

“Effective Date” has the meaning set forth in the Recitals.

“Improvements” means, individually and collectively, all discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar Laws) relating to additions, developments, enhancements, updates and other changes in or to the Licensed Technology.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) published and unpublished works of authorship, whether copyrightable or not (including Software (as defined below)), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith, (d) confidential and proprietary information, including trade secrets, know how and invention rights, (e) rights of privacy and publicity, (f) database rights, and (g) any and all other proprietary rights.

“Law” has the meaning set forth in the Asset Purchase Agreement.

“Licensed Technology” means individually and collectively, all Software, Source Materials, data, information, databases, materials, documentation, tools, inventions, invention disclosures, proprietary information and know-how (whether or not patentable or protectable under copyright, trade secrecy or similar Laws) related to or used in the Business and all Intellectual Property Rights therein that do not otherwise constitute the Proprietary Rights (as defined in the Asset Purchase Agreement) sold, transferred and assigned to Buyer pursuant to the Asset Purchase Agreement including, but not limited to, all of the foregoing with respect to the “GlobalTrak” Software used or provided in connection with the Business, but excluding any and all rapid data, rapid video, fraud and special investigation unit case management codes, and data base objects not related to or used in the Business, of said “GlobalTrak” Software and certain third party development and design tools that are not sublicensable by Seller which have been identified by Seller in writing to Buyer.

“Parent” means GlobalOptions Group, Inc., a Delaware corporation.

“Participating Party” shall have the meaning set forth in Section 6.2(e).

“Person” has the meaning set forth in the Asset Purchase Agreement.

“Prosecute” has the meaning set forth in Section 6.1.

“Seller” has the meaning set forth in the Recitals.

“Seller Improvement” has the meaning set forth in Section 3(b).

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and Source Code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Source Code” shall mean code other than object code, and includes code that may be displayed in a form readable and understandable by a programmer of ordinary skill, as well as any enhancements, corrections and documentation related thereto. Source Code includes related Source Code level system documentation, comments and procedural code, such as job control language.

“Source Materials” shall mean, in respect of any Licensed Technology comprising Software, the then-current Source Code, technical documentation, user documentation and instructions, work instructions, error lists (including each reported error and then current status) and all other software and documentation required to build, compile, assemble, translate, bind and load source codes into executable releases.

2.            Grant of Rights.

(a)          License.  Subject to the terms of this Agreement, and in consideration of the amounts payable by Buyer to Seller and Parent under the Asset Purchase Agreement and of the mutual covenants and agreements contained herein and in the Asset Purchase Agreement, Seller hereby grants to Buyer, and Buyer hereby accepts a worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up right and license (including the right to sublicense), under all of Buyer’s Intellectual Property Rights, solely in the Buyer Field to (i) use, reproduce, distribute, publicly perform, publicly display, translate, prepare derivative works, modify, develop, license and sub-license the Licensed Technology, and (ii) make, have, made, import, and sell and offer to sell, lease, and otherwise distribute or transfer any products or services that embody or use any portion(s) of the Licensed Technology; provided, however, the Buyer cannot use the name “GlobalTrak” or any similar name in the operation of its Business; provided, further, however, Buyer shall be permitted to use, in the operation of its Business, a mark or a name with the word “Trak” in it.

(b)          Exclusivity.  Seller shall not use or practice in any manner whatsoever the Licensed Technology or the Buyer Improvements or the Seller Improvements in the Buyer Field, nor grant, or permit any third-party to grant, to any third-party any right or license whatsoever to the Licensed Technology or the Buyer Improvements or the Seller Improvements for use or practice in the Buyer Field.

(c)          Bankruptcy.  The parties agree that the rights to the Licensed Technology and all other materials, including Intellectual Property Rights therein, licensed by Seller to Buyer as set forth herein constitute “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code and that the Agreement shall be governed by Section 365(n) of the Bankruptcy Code.  If Seller voluntarily or involuntarily becomes subject to the protection of the Bankruptcy Code, and Seller or the trustee in bankruptcy rejects this Agreement under Section 365 of the Bankruptcy Code, Buyer shall have the right to: (i) treat this Agreement as terminated; or (ii) retain Buyer’s rights under this Agreement, specifically including, without limitation, the right to exercise its rights granted herein to the Licensed Technology.

(d)          Delivery.  On or prior to the Effective Date, Seller shall deliver to Buyer, media (in a format acceptable to Buyer) embodying or disclosing all of the Licensed Technology existing as of the Effective Date (including, in each case and without limitation, a complete and accurate copy of all of the Source Materials therefor).

3.            Improvements.

(a)          Buyer Improvements.  This Agreement does not convey to Buyer any ownership rights in any Licensed Technology by implication, estoppel or otherwise; provided however, that Buyer will own all rights, title and interest in and to any Improvements conceived, discovered, developed, created or reduced to practice or fixed in a tangible medium of expression after the Effective Date by Buyer, or one or more of its employees, agents, consultants or affiliates (“Buyer Improvements”).

(b)          Seller Improvements.  Any Improvements conceived, discovered, developed, created or reduced to practice or fixed in a tangible medium of expression by one or more employees, consultants, sublicensees or affiliates of Seller (“Seller Improvements”) will be the sole and exclusive property of Seller.

(c)           License for Improvements.

(i)           Buyer hereby grants to Seller, for no further consideration, and Seller hereby accepts, a worldwide, perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up right and license to use the Buyer Improvements outside of the Buyer Field. Seller hereby grants to Buyer, for no further consideration, and Buyer hereby accepts, a worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up right and license to use the Seller Improvements in the Buyer Field in accordance with the license granted in Section 2 above.    If, at any time after the Effective Date, Seller (or one of its affiliates) has, obtains or controls any patent or other Intellectual Property Right (by ownership or license) that could be asserted to prevent Buyer from using the Licensed Technology in accordance with this Agreement, Seller will grant and hereby grants to Buyer a worldwide, perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up right and license to use such patent or other Intellectual Property Right consistent with the licenses granted in Section 2(a) and in this Section 3(c).  For all purposes of this Agreement, the Seller Improvements shall be deemed to be, and shall be treated as, Licensed Technology.

(ii)           (A) With respect to any Buyer Improvements licensed hereunder, such Buyer Improvements are provided on an “as is” “where is” basis and Buyer does not make any warranties, express or implied, as to the Buyer Improvements, including, without limitation, any implied warranty of title, non-infringement or merchantability or fitness for a particular purpose, quiet enjoyment, quiet possession, or any warranties implied from any course of dealing or usage of trade, and hereby disclaims the same.  (B) With respect to any Seller Improvements licensed hereunder, such Seller Improvements are provided on an “as is” “where is” basis and Seller does not make any other express or implied warranty as to the Seller Improvements, including, without limitation, any implied warranty of title, non-infringement or merchantability or fitness for a particular purpose, quiet enjoyment, quiet possession, or any warranties implied from any course of dealing or usage of trade, and hereby disclaims the same.

4.            Limitation of Liability; Indemnification.

(a)          EXCEPT FOR AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 4(b) AND SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 10.3 OF THE ASSET PURCHASE AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

(b)           (i)  Seller will indemnify and hold harmless Buyer and its members, officers, partners, agents, successors and assigns from any and all losses, liabilities, damages, demands, judgments, assessments and costs and expenses arising from or in connection with (A) any breach of Seller’s representations, warranties or covenants under this Agreement, (B) any claim that any Licensed Technology or its use infringes or misappropriates any Intellectual Property Right of a third party, and (C) Seller’s use, promotion, sale or distribution of any Buyer Improvements.  (ii)  Buyer will indemnify and hold harmless Seller and its directors, officers, partners, agents, successors and assigns from any and all losses, liabilities, damages, demands, judgments, assessments and costs and expenses arising from or in connection with Buyer’s use, promotion, sale or distribution of any Seller Improvements.  (iii) Buyer will indemnify and hold harmless Seller and its directors, officers, partners, agents, successors and assigns from any and all losses, liabilities, damages, demands, judgments, assessments and costs and expenses arising from or in connection with Buyer’s use, promotion, sale or distribution of any of the Licensed Technology outside of the Buyer Field.

5.            Confidentiality.

5.1          Nondisclosure.  Confidential Information of each party is the exclusive property of such party.  Confidential Information of either party may be used by the other party only in connection with the performance of this Agreement or the exercise of the licenses set forth in this Agreement.  Each party will protect the confidentiality of Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of a similar nature, including, without limitation, by entering into appropriate confidentiality agreements with employees, independent contractors and subcontractors.  Access to and use of Confidential Information will be restricted to those of Seller’s and Buyer’s employees or contractors engaged in a use permitted under this Agreement and who have been apprised of the confidential nature of such information.  Each party will be responsible for any breaches of this Section 5 by its employees or contractors.

5.2          Disclosure Upon Process.  In the event either party receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the other party be disclosed, it will promptly notify the other party of such receipt.  The party receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by applicable Law; provided that any receiving party that is required by applicable Law to disclose any Confidential Information shall provide, so far as practicable and subject to compliance with Law, the providing party with prompt prior written notice of such request or requirement, and shall cooperate with the providing party to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such request or legal process.

5.3          Breach.  Breach or threatened breach of this Section 5 could cause irreparable harm to the affected party and such party shall be entitled, without first exhausting other remedies or procedures, to seek equitable relief, including injunctive relief, in addition to all of its other rights and remedies at Law or in equity that may be available to it.

6.            Patent Prosecution; Defense and Enforcement of Licensed Technology.

6.1          Prosecution.

(a)           Should Buyer determine that any patent applications covering any of the Licensed Technology are desired, Buyer may request Seller to file the same. Should Seller choose not to do so, from and after the Effective Date, Buyer will then have the right, at its expense and discretion, to prepare, file (including foreign filings), prosecute and maintain (“Prosecute”) in Seller’s name, any patents on the Licensed Technology solely in the Buyer Field.  Buyer shall provide Seller with copies of all patent applications and other related material submissions and correspondence with any patent authorities with respect to the Prosecution, so as to allow a reasonable period of time for review by Seller.  Buyer will notify Seller, and will provide Seller with an opportunity to consult with Buyer and its counsel regarding any material actions to be taken or not taken in connection with Prosecution of any patents covering any of the Licensed Technology (all such actions to be taken or not taken, “Prosecution Actions”).  Buyer shall take into consideration the reasonable requests of Seller regarding Prosecution Actions provided, however, that Buyer shall not take any Prosecution Action with respect to the Licensed Technology that would reasonably result in the impairment of Seller’s rights with respect to the Licensed Technology outside of the Buyer Field.  Seller shall allow Buyer to maintain at its own expense any patents covering any of the Licensed Technology that Seller otherwise intends to abandon or let lapse.

(b)          From and after the Effective Date, Seller will have the sole right, but not the obligation, at its expense and discretion, to Prosecute, at its expense, any patents on the Licensed Technology. If, at any time after the Effective Date, Seller obtains any patents on the Licensed Technology, then the claims of such patents covering the Licensed Technology will be deemed and are hereby licensed to Buyer within the Buyer Field until the expiration of the term of the last-to-expire of such patent rights within the Licensed Technology (including any extension to any such patent rights) under the terms of Section 2.

6.2          Enforcement.

(a)          Notice.  During the term of this Agreement, each of Seller and Buyer shall use reasonable efforts to promptly inform the other in writing of any infringement of the Licensed Technology by a third party of which it has knowledge and shall provide the other party with any readily available information relating to such infringement.

(b)          Defense and Enforcement only in the Buyer Field.  Buyer shall have the first right, but not the obligation, to pursue, institute, and control any defense or enforcement of the Licensed Technology solely in the Buyer Field, including, without limitation, restraining or preventing any infringement thereof, responding to any declaratory judgment action alleging invalidity or non-infringement thereof, or responding to any counterclaim or response by a Person in connection with an action for enforcement thereof undertaken by Buyer as permitted herein.  Subject to the terms set forth herein, Buyer may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such defense and enforcement.  Buyer shall have the sole right, but not the obligation, to pursue, institute and control any defense or enforcement of the Buyer Improvements within or outside of the Buyer Field and to collect and retain for its own use, all damages, profits, settlements and awards of whatever nature recoverable from such defense and enforcement.

(c)          Defense and Enforcement only outside Buyer Field.  Seller shall have the first right, but shall not the obligation, to pursue, institute and control any defense or enforcement of the Licensed Technology, outside the Buyer Field, including, without limitation, restraining or preventing any infringement thereof, responding to any declaratory judgment action alleging invalidity or non-infringement thereof, or responding to any counterclaim or response by a Person in connection with an enforcement action undertaken by Seller.  Seller may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such defense and enforcement.

(d)          Defense and Enforcement in and outside Buyer Field.  Seller shall retain all rights, but shall have no obligation, to pursue, institute and control any defense or enforcement of the Licensed Technology with respect to possible infringement occurring both within and outside the Buyer Field; provided, however, that Buyer will have participation rights (as set forth below) in the Buyer Field with respect to such suit or action.  If, with respect to any possible infringement, within sixty (60) days following Buyer’s notification that Buyer requests Seller to enforce or defend the Licensed Technology against an alleged infringer thereof, Seller does not exercise its option to enforce or defend such Licensed Technology then, within the Buyer Field, Buyer shall have the right to pursue the alleged infringer or take control of any action initiated by Seller at Buyer’s expense, and to collect for its own use all damages, profits, settlements, and awards of whatever nature recoverable from such enforcement.  In any such case, Seller will, to the extent permitted under applicable Law, substitute Buyer as party plaintiff for purposes of pursuing any alleged infringer.  Buyer will confer with Seller in the manner that it will pursue any enforcement or defense of the Licensed Technology pursuant to this Section 6.2(d) and will keep Seller reasonably apprised of all notices, communications and other documentation related to such enforcement or defense action and Seller shall have, at its cost and expense, “participation rights” in any such actions concerning the Licensed Technology outside the Buyer Field as set forth in Section 6.2(f) below.  The costs of prosecuting or defending any action pursuant to this Section 6.2(d) shall be borne by the party prosecuting or defending.  Any recoveries from such action shall first be used to reimburse the parties for the costs of undertaking the action. The balance shall be divided between the parties in accordance with the percentage of infringement attributable within the Buyer Field and outside the Buyer Field.  If the infringement is not resolved through litigation or the court fails to allocate damages in accordance with infringing activities within the Buyer Field and outside the Buyer Field, the parties shall negotiate in good faith regarding the portion of the recovery allocable to each party based upon infringement within the Buyer Field and outside the Buyer Field.

(e)          Participation Rights. In all instances where a party has participation rights, the party controlling such suit or action shall provide the other party (the “Participating Party”) with copies of all pleadings and other documents proposed to be filed and other related material submissions and correspondence, in sufficient time to allow for review and comment by the Participating Party.  The controlling party shall provide the Participating Party and its counsel with an opportunity to consult with the controlling Party regarding the filing and contents of any documents proposed to be filed by the controlling party, and other material submissions and correspondence.  The parties acknowledge that information shared by a party regarding enforcement of the Licensed Technology or Improvements is highly confidential and any disclosure of such information shall be subject to Section 5 of this Agreement.

(f)           Counterclaims.  Notwithstanding the provisions of Sections 6.2(b), (c) (d) and (e), in the event that any counterclaim or response by a Person in connection with an enforcement action undertaken by any prosecuting party is filed, where such counterclaim or response may affect commercially valuable rights in the Licensed Technology in which the other party has primary defense and enforcement responsibility pursuant to this Section 6.2, such party shall have “participation rights”, at its own expense.

(g)          Agreement to be Joined.  At Buyer’s request and cost, Seller will join as a party to any defense or enforcement action pursued by Buyer pursuant to this Agreement and will cooperate and assist, in all reasonable respects.

(h)          Settlements.  No settlement, or consent judgment or other voluntary final disposition of a suit regarding the Licensed Technology having effect within the Buyer Field may be entered into by Seller without the consent of Buyer and such consent shall not be unreasonably denied or delayed.  No settlement, or consent judgment or other voluntary final disposition of a suit regarding the Licensed Technology having effect outside the Buyer Field may be entered into by Buyer without the consent of Seller and such consent shall not be unreasonably denied or delayed.

7.            Term. This Agreement shall commence as of the Effective Date and shall remain in effect in perpetuity with respect to the Licensed Technology, and with respect to any patents issued on the Licensed Technology, until the expiration of the term of the last-to-expire of the patent rights within such Licensed Technology (including any extension to any such patent rights).  Seller understands and agrees that the Licensed Technology licensed under this Agreement is critical to Buyer’s operations and that under no circumstances may Seller seek to cancel or otherwise limit or terminate Buyer’s right to use the Licensed Technology,

8.            Representations and Warranties.  The parties hereto agree that the representations and warranties in Section 5.2(p) of the Asset Purchase Agreement shall apply equally to the Licensed Technology and Seller and Parent’s use thereof.

9.            Miscellaneous.

9.1          Relationship of Parties.  For the purposes of this Agreement, each party hereto shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer, representative or employee of any other party.  Neither party shall have authority to make any statements, representations, compromise of rights or commitments of any kind, assume or create any obligations, or to accept process for or take any other action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing by the other party.

9.2          Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or if sent by facsimile transmission, with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:           GlobalOptions Group, Inc.
75 Rockefeller Plaza
New York, New York 10019
Attention:  Harvey W. Schiller

with a copy to:     Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Robert H. Friedman, Esq.
Facsimile No.:  (212) 451-2222

If to Buyer:          Witt Group Holdings, LLC
1501 M Street, NW
Washington, DC 20005
Attention:  James Lee Witt
Facsimile No.:   (202) 585-0792

with a copy to:     Bingham McCutchen, LLP
2020 K Street, NW
Washington, DC 20006
Attention:  Andrew M. Ray, Esq.
Facsimile No.:  (202) 373-6452

9.3           Entire Agreement.  This Agreement and the Asset Purchase Agreement herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

9.4           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, on the one hand, and Buyer, on the other, and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of Law or otherwise) by the Buyer without the prior written consent of the Seller, except that Buyer may assign its right and obligations hereunder without the consent of the Seller, to an affiliate of Buyer or to a purchaser of all or substantially all of the assets or business of the Buyer or the surviving entity in any merger or consolidation of the Buyer.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.  Subject to the applicability of the obligations imposed on Parent or Seller, as the case may be, in Section 9.12 hereof, Seller shall have the sole and absolute right to assign this Agreement.

9.5           Captions.  The Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

9.6           Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

9.7           No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

9.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.9           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10         Exhibits and Schedules.  Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule annexed to this Agreement and shall be incorporated into this Agreement by such reference.

9.11         Severability.  With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the parties shall abide by such court’s determination.  In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9.12          Merger; Consolidation.  If Parent, Seller or any of their successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (b) directly or indirectly sells, transfers or conveys to a Person (other than Buyer)  all or substantially all of its assets in a single transaction or a series of related transactions, (c) transfers, sells or assigns the Licensed Technology to a third party, or (d) consummates a transaction the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the voting power represented by the Parent’s issued and outstanding capital stock on a fully diluted basis, then, Parent or Seller shall provide Buyer notice prior to the consummation of any of the transactions described in clauses (a) - (d) of this Section 9.12, and proper provision shall be made so that such transferees, successors and assigns of Parent or Seller, as the case may be, shall assume the obligations set forth in this Agreement.

9.13         Further Assurances.  Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as an instrument under seal as of the Effective Date.

SELLER:

GLOBALOPTIONS, INC.,
a Delaware corporation

By:	/s/ Jeffrey O. Nyweide
Name: Jeffrey O. Nyweide
Title: Chief Financial Officer

BUYER:

WITT GROUP HOLDINGS, LLC,
a Delaware limited liability company

By:	/s James L. Witt
Name: James L. Witt
Title: Chief Executive Officer